Exhibit 10.11

SETTLEMENT AGREEMENT AND STIPULATION

This SETTLEMENT AGREEMENT and STIPULATION dated as of November 15, 2017 (the “Agreement”) by and between FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC, a Delaware limited liability company (“Creditor”) and EIGHT DRAGONS COMPANY, a Nevada Corporation (“Company”).
A.

On April 27, 2017, Creditor issued a Promissory Note to Company in the principal amount of $330,000.00. A copy of the Promissory Note is attached hereto as Exhibit A (the “Note”) and is incorporated herein.

B.

Company owes $330,000.00 to Creditor for the principal amount of the debt described above, plus $100,000 as set forth in section 3.1 in the Note, plus default interest of 15% annually as set forth on the first page of the Note.

C.	Company owes Creditor as additional consideration 250,000 shares of its Common Stock (the “Issuance Shares”).
D.	Company breached the terms and conditions of the Note.
E.	Creditor made demands upon Company for the payment or specific performance, but Company breached its obligations under the Note and remains in default.
F.	As a direct and proximate result of the failure of Company to pay said debts, Creditor has been damaged in the amount of no less than $430,000.00, plus contractual interest, attorney’s fees and costs.
G.	The Creditor has filed a Complaint for Breach of Promissory Note in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida dated October 19, 2017.
H.	the Claims are owed by the Company to the Creditor, and are past due.
I.	Creditor and the Company desire to resolve, settle, and compromise among other things the Claims.
J.	the Company has had an opportunity to verify that the amount of costs and expenses incurred by the Creditor to enforce the Note is approximately $430,000 plus interest, attorney's fees and costs.
K.	Any defined terms not defined herein shall have the definition as set forth in the Note.
NOW, THEREFORE, the parties hereto agree as follows:
1.

Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“CLAIMS” or “CLAIM AMOOUNT” shall mean the sum of approximately $430,000, plus contractual interest, attorney’s fees and costs and including the Issuance Shares.

“COMMON STOCK” shall mean the Company’s common stock, $0.0001 par value per share and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“COURT” shall mean the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida.

"PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter Bulletin Board, OTCQB, OTC Pink marketplace, the American Stock Exchange, New York Stock Exchange, or any other applicable principal trading exchange or market for the Common Stock at that time.

"TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

"TRANSFER AGENT" shall mean the transfer agent for the Company (and to any substitute or replacement transfer agent for the Common Stock upon the Company's appointment of any such substitute or replacement transfer agent).
2.

Fairness Hearing. Upon the execution hereof, Company and Creditor agree, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the "Act"), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares, as described below. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit B - AGREED ORDER APPROVING SETTLEMENT AGREEMENT AND STIPULATION FOR DISMISSAL (the "Order").

3.

Settlement Shares. Immediately following entry of the Order by the Court in accordance with Paragraph 2 herein and the delivery by Creditor and Company of the Order, Company shall issue and deliver to Creditor the Issuance Shares and shares of its Common Stock (collectively, the "Settlement Shares") as follows:

a.
In full settlement of the Claims, the Company shall issue and deliver to Creditor: (i) the Issuance Shares and (ii) in one or more tranches as necessary subject to beneficial ownership limitations as set forth below and paragraph 3(d) herein, shares of fully paid, non-assessable, and freely trading shares of Common Stock pursuant to Section 3(a)(10) of the Securities Act, pursuant to the notice of conversions (each a “Notice of Conversion”) submitted by Creditor to the Company.  Creditor shall have the right at any time to convert any part of the Claims into fully paid, non-assessable, and freely trading shares of Common Stock at the Variable Conversion Price (as defined herein) (collectively the “Settlement Shares”).  The “Variable Conversion Price” shall mean 75% multiplied by the lowest traded price of the Common Stock during the ten (10) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a Notice of Conversion.

b.

No later than the first business day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause its legal counsel to issue an opinion to Company's transfer agent, in form and substance reasonably acceptable to Creditor and such transfer agent, that the Settlement Shares to be issued are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act may be issued without restrictive legend, and may be resold by Creditor without restriction; (ii) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Company's stock transfer agent; and (iii) issue the Settlement Shares in tranches, as Direct Registration Systems (DRS) shares to Creditor’ accounts with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer. The date upon which any  tranche of the Settlement Shares along with any shares issued as a settlement fee have been received into Creditor’s account and are available for sale by Creditor shall be referred to as the "Issuance Date".

c.

Upon receipt by the Company from the Creditor of a Notice of Conversion, the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Creditor certificates for the Settlement Shares (or cause the electronic delivery of the Settlement Shares as contemplated herein) within one (1) Trading Day after such receipt (the “Deadline”). If the Company shall fail for any reason or for no reason to issue to the Creditor on or prior to the Deadline a certificate for the number of Settlement Shares or to which the Creditor is entitled hereunder and register such Settlement Shares on the Company’s share register or to credit the Creditor’s balance account with DTC (as defined below) for such number of Settlement Shares to which the Creditor is entitled upon the Creditor’s conversion of the Claims (a “Conversion Failure”), then, in addition to all other remedies available to the Creditor, (i) the Company shall pay in cash to the Creditor on each week after the Deadline and during such Conversion Failure an amount equal to 2.0% of the product of (A) the sum of the number of Settlement Shares not issued to the Creditor on or prior to the Deadline and to which the Creditor is entitled and (B) the closing sale price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Settlement Shares to the Creditor without violating this Section; and (ii) the Creditor, upon written notice to the Company, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any portion of the Claims that has not been converted pursuant to such Notice of Conversion; provided that the voiding of a Notice of Conversion shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In addition to the foregoing, if on or prior to the Deadline the Company shall fail to issue and deliver a certificate to the Creditor and register such Settlement Shares on the Company’s share register or credit the Creditor’s balance account with DTC for the number of Settlement Shares to which the Creditor is entitled upon the Creditor’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Creditor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Creditor of shares of Common Stock issuable upon such exercise that the Creditor anticipated receiving from the Company, then the Company shall, within fourteen (14) Trading Days after the Holder’s request and in the Creditor’s discretion, either (i) pay cash to the Creditor in an amount equal to the Creditor’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Settlement Shares) or credit such Creditor’s balance account with DTC for such Settlement Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Creditor a certificate or certificates representing such Settlement Shares or credit such Creditor’s balance account with DTC and pay cash to the Creditor in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price of the Common Stock on the date of exercise. Nothing shall limit the Creditor’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Settlement Shares (or to electronically deliver such Settlement Shares) upon the conversion of the Claims as required pursuant to the terms hereof.

d.

Notwithstanding anything to the contrary contained herein, in no event shall Creditor be entitled to receive, at any given time, any excess portion of the Settlement Shares if such excess portion shall cause the number of shares of Common Stock beneficially owned by Creditor and its affiliates to exceed 4.99% of the total outstanding shares of Common Stock at that time.  Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder. In compliance therewith, the Company agrees to deliver the Settlement Shares in one or more tranches, as necessary and as requested by Creditor pursuant to each Notice of Conversion.

4.

Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5.

Releases. Upon receipt of all of the Settlement Shares, and once the Claims are satisfied in full pursuant to this Agreement, for and in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors. successors and assigns (the "Released Parties"), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect Creditor’s right and title to any securities heretofore issued to it by Company or any subsidiary of Company.

6.	Representations. Company hereby represents, warrants and covenants to Creditor as follows:
a.	There are 100,000,000 shares of Common Stock of the Company authorized, of which approximately 40,953,594 Shares of Common Stock are issued and outstanding.

b.

The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c.	The Settlement Shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;
d.

The Company covenants that during the period that Settlement Shares remain un-issued, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Settlement Shares equal to the greater of: (a) 1,500,000 shares of Common Stock or (b) the sum of (i) the number of Settlement Shares issuable upon the full conversion of the Claims as of any issue date (taking into consideration any adjustments to the Variable Conversion Price) multiplied by (ii) five (5) (the “Reserved Amount”). Notwithstanding the foregoing, in no event shall the Reserved Amount be lower than the initial Reserved Amount, regardless of any prior conversions. The Company represents that upon issuance, the Settlement Shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of Settlement Shares into which the Claims shall be convertible at the then current Variable Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the Claims. The Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Settlement Shares or instructions to have the Settlement Shares issued as contemplated herein and the Note, and (ii) agrees that its issuance of the Note and this Agreement shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Company to electronically issue shares of Common Stock to execute and issue the necessary certificates for the Settlement Shares or cause the Settlement Shares to be issued as contemplated herein and the Note.

e.

If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Company shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f.

The execution of this Agreement and performance of the Order by Company and Creditor will not (1) conflict with, violate or cause a breach or default under any agreements between  Company and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (2) require any waiver, consent, or other action of the Company or any creditor, or their respective affiliates, that has not already been obtained;

g.

Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h.	The Company has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;
i.

The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite action on the part of Company and its Board of Directors (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;

j.	Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company's common stock or other securities;
k.

There has been no modification, compromise, forbearance, or waiver entered into or given with respect to the Claims. There is no action based on the Claims that is currently pending in any court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

l.	There are no taxes due, payable or withholdable as an incident of Seller’s provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;
m.

Creditor was not and within the past ninety (90) days has not been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and is not an affiliate of the Company as defined in Rule 144 promulgated under the Act;

n.	Company has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock;
o.

Company acknowledges that Creditor or its affiliates may from time to time, hold outstanding securities of the Company which may be convertible in shares of the Company's common stock at a floating conversion rate tied to the current market price for the stock. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances. The Company's executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The Board of Directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company. The Board of Directors of the Company has further given its consent for each conversion of shares of stock pursuant to this agreement and agrees and consents that same may occur below the par value of the Company's Common Stock; and

p.

None of the transactions agreements or proceedings described above is part of a plan or scheme to evade the registration requirements of the Securities Act and the Company and Creditor are acting and has acted in an arm’s length capacity

7.

Continuing Jurisdiction. Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation for dismissal. In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

8.

Events of Default. Upon any event of default contained herein, in the Note, which is not already triggered under the Note and not cured within the applicable cure period (if any), the Claims shall be multiplied by 125%.  Events of default include the following:

a.	If Company shall default in promptly delivering the Settlement Shares as required by this Agreement or otherwise fail in any way to fully comply with the provisions thereof;
b.
If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors or other legal proceedings for any reason shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or the Common Stock is not eligible or unable to be deposited for trade on the Principal Market; or the Company is delinquent or has not made its required Securities and Exchange Commission filings; or there shall have been any material adverse change (i) in the Company's finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of the Creditor, makes it impracticable or inadvisable to trade the Settlement Shares; then the Company shall be deemed in default of the Agreement and Order and this Agreement shall be voidable in the sole discretion of Creditor; or

c.	Any other event of default, as further described in the Note occurs and is not cured within the applicable timeframe.
9.

Information. Company and Creditor each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

10.

Ownership and Authority. Company and Creditor represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

11.

No Admission. This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

12.	Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.
13.

Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement  and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

14.

Covenants. For so long as Creditor or any of their affiliates holds any shares of Common Stock, neither Company nor any of its affiliates shall vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company's Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (1) an extraordinary corporate transaction, such as a reorganization or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries. (3) any material change in the present capitalization or dividend policy of Company, (4) any other material change in Company's business or corporate structure, (5) a change in Company's charter, bylaws or instruments corresponding thereto (6) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (7) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (8) terminating its Transfer Agent, (9) taking any action which would impede the purposes and objects of this Agreement or (10) taking any action, intention, plan or arrangement similar to any of those enumerated above. Nothing in this section shall be deemed to exclude strategic decisions by Company made in an effort to expand the Company except as expressly stated herein. The provisions of this paragraph may not be modified or waived without further order of the Court.

15.

Indemnification. Company shall indemnify, defend and hold Creditor and its affiliates harmless with respect to all obligations of Company arising from or incident to or related to this Agreement, including, without limitation, any claim or action brought derivatively or by the Seller or shareholders of Company.

16.

Legal Effect. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and com promise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after have been so advised.

17.

Waiver of Defense. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Company further waives any defense based on the rule against splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorney fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys' fees, expenses and costs.

18.

Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and electronically scanned signatures shall be deemed valid and binding for all purposes. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

19.

Choice of Law, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in State Court sitting in the Circuit Court of the 17th Judicial Circuit in and for Broward, Florida.

20.

Exclusivity. For a period of the later of one hundred eighty (180) days from the date of the execution of this Agreement or upon Creditor’s final sale of all shares of stock issued pursuant hereto subsequent to final adjustment; (a) Company and its representatives shall not enter into any exchange transaction under Section 3(a)(l0) of the Securities Act nor directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result  similar to the transactions contemplated hereby, and (b) Creditor’ shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

21.

Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

22.

Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of (1) the date delivered, if delivered by personal delivery as against written receipt therefore or by confirmed facsimile transmission, (2) the seventh business day after deposit, postage prepaid,  in the United States Postal Service by registered or certified mail, or (3) the second business  day after mailing by domestic  or international  express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

EIGHT DRAGONS COMPANY
95 Merrick Way, Third Floor
Coral Gables, FL 33143
Phone: (954) 866-3726
Email: una@dreamfuventures.com

With a copy to:
Laura Anthony, Esq.
Legal & Compliance, LLC
330 Clematis Street
Suite 217
West Palm Beach, Florida 33401
Tel: (561) 514-0936
Fax: (561) 514-0832
Email: LAnthony@LegalandCompliance.com
Florida Bar No. 994049

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

1040 First Avenue, Suite 190
New York, NY 10022
Attn: Eli Fireman
e-mail: eli@firstfirecapital.com

With a copy to:
Stuart Reed, Esq.
Law & Mediation, LLC
3001 W. Hallandale Beach Blvd.
Suite 304
Hallandale Beach, Florida 33009
Tel: (954) 874-2935
Fax: (877) 937-9475
Email: StuartReedEsq@aol.com
Florida Bar No.: 0966312

IN WITNESS WHEREOF, the parties have duly executed this SETTLEMENT AGREEMENT and STIPULATION as of the date first indicated above.

CREDITOR
FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

By: /s/ Eli Fireman
Name: Eli Fireman
Title: Manager

COMPANY
EIGHT DRAGONS COMPANY

By: /s/ Una Taylor
Name: Una Taylor Title: Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

AGREED ORDER APPROVING SETTLEMENT AGREEMENT
AND STIPULATION FOR DISMISSAL